Exhibit 1

Media Relations Jorge Pérez +52 (81) 8888-4334 mr@cemex.com	Investor Relations Eduardo Rendón +52 (81) 8888-4256 ir@cemex.com	Analyst Relations Lucy Rodriguez +1 (212) 317-6007 ir@cemex.com

CEMEX AND GCC CLOSE THE SALE OF CERTAIN ASSETS IN THE U.S.

MONTERREY, MEXICO, NOVEMBER 18, 2016 – CEMEX, S.A.B. de C.V. (“CEMEX”) (NYSE: CX) announced today that it has closed the sale of certain assets in the U.S. to Grupo Cementos de Chihuahua, S.A.B. de C.V. (“GCC”) for approximately U.S.$306 million.

The proceeds obtained from this transaction will be used mainly for debt reduction and for general corporate purposes.

The assets sold by an affiliate of CEMEX in the U.S. to an affiliate of GCC in the U.S. consist of CEMEX’s cement plant in Odessa, Texas, two cement terminals and the building materials business in El Paso, Texas and Las Cruces, New Mexico.

Citigroup acted as financial advisor to CEMEX in this transaction.

CEMEX is a global building materials company that provides high quality products and reliable service to customers and communities in more than 50 countries. Celebrating its 110th anniversary, CEMEX has a rich history of improving the well-being of those it serves through innovative building solutions, efficiency advancements, and efforts to promote a sustainable future.

For more information on CEMEX, please visit: www.cemex.com

For more information on GCC, please visit: www.gcc.com

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This press release contains forward-looking statements and information that are necessarily subject to risks, uncertainties, and assumptions. Many factors could cause the actual results, performance, or achievements of CEMEX or the transaction herein described to be materially different from those expressed or implied in this release, including not satisfying all customary closing conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein. CEMEX assumes no obligation to update or correct the information contained in this press release. CEMEX is not responsible for the content of any third-party website or webpage referenced to or accessible through this press release.